Exhibit 99.3

Dear Molex Supplier,

We are writing to you today to update you on some important Molex news. We are pleased to announce that Molex has agreed to be acquired by Koch Industries, one of the world’s largest and most successful private companies, with annual revenues of about $115 billion and a proven track record of successful acquisitions.

This is an exciting announcement for us that we believe will yield important benefits for our suppliers and customers, while ensuring the continuity of our business and relationships. Molex will operate as a standalone company in the Koch portfolio and will retain the Molex name and brand. It will continue to be run by the same experienced management team that is in place today and remain headquartered in Lisle, Il.

Over the long-term, we believe this transaction will accelerate our ability to seize on industry growth opportunities and deliver continued product innovation and consistent, reliable operational performance. We believe this move will make Molex even better positioned to navigate an evolving industry, ensuring continuity, continued innovation in products and the overall long-term stability of the business.

For now, it continues to be business as usual at Molex and you should not expect any changes in your partnership with us. The transaction is subject to regulatory approval and approval from our shareholders, who will vote on the acquisition later this year.

If you should have any questions please contact your Molex representative. We would like to thank you for your continued partnership with Molex and we look forward to continuing our relationship in the future.

Sincerely,

Martin P. Slark

Vice Chairman and Chief Executive Officer

Molex Incorporated

Important Additional Information Will be Filed with the SEC

In connection with the proposed merger transaction, the Company intends to file with the SEC and to furnish to the Company’s stockholders a proxy statement and other relevant materials regarding the proposed transaction. THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION, THE PARTIES TO THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. In addition to receiving the proxy statement and related materials by mail, the Company’s stockholders and investors will also be able to obtain, without charge, copies of the proxy statement (once filed) and other Company filings with the SEC from the SEC’s website at www.sec.gov. In addition, stockholders may obtain, without charge, copies of the proxy statement (once filed) and other Company filings with the SEC from the Company’s website at www.molex.com or by contacting Steve Martens, our VP Investor Relations, at (630) 527-4344 or Steve.Martens@molex.com.

Participants in the Solicitation of Proxies

The Company’s executive officers and directors and certain other members of the Company management and its employees may be deemed “participants” in the solicitation of proxies from the Company’s stockholders with respect to the matters relating to the proposed merger. Information concerning the interests of the persons who may, under SEC rules, be considered participants in the solicitation of the Company stockholders, whose interests may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement and other relevant documents to be filed with the SEC. Information about the Company’s executive officers and directors can be found in the Company’s most recent Annual Report on Form 10-K and its proxy statement for the 2012 Annual Meeting of Stockholders, which was filed with the SEC on September 7, 2012.